Exhibit 10.33

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

MSC-MEDICAL SERVICES COMPANY

ZONECARE USA OF DELRAY LLC,

and

THE MEMBERS NAMED HEREIN

Dated as of January 28, 2008

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of January 28, 2008 (“Effective Date”) among MSC-MEDICAL SERVICES COMPANY, a Florida corporation (referred to herein as the “Company” or “Buyer”), ZoneCare USA of Delray, LLC (“ZoneCare”), and the Members of ZoneCare which are listed in Schedule 2.5(c), attached hereto and incorporated herein (said Members may be referred to herein individually, as a “Seller”, “Member” or “Owner” and collectively as “Sellers”, “Members” or “Owners”) (Buyer, ZoneCare and Sellers may be referred to herein individually, as a “Party” and collective, as “Parties”).

WHEREAS, Sellers collectively as of the Closing Date (as hereafter defined) own all of the issued and outstanding membership interests of ZoneCare as set forth on Schedule 2.5(c) attached hereto; and

WHEREAS, Sellers will sell to the Company, and the Company will purchase from Sellers, all of the issued and outstanding membership interests of ZoneCare owned by Sellers for cash on the terms and conditions hereinafter set forth (“Acquisition”).

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1

PURCHASE OF MEMBERSHIP INTERESTS BY THE COMPANY FROM SELLERS

CLOSING DATE

1.1 Sale of Membership Interests. Subject to the terms and conditions hereinafter set forth, on the Closing Date, Sellers shall sell to the Company, or its designee, and the Company, or its designee, shall purchase from Sellers, all of the issued and outstanding membership interests of ZoneCare (“Membership Interests”) for the aggregate consideration as is set forth herein (the “Consideration”), which Consideration shall be allocated among the members of ZoneCare in accordance with their pro rata ownership (“Ownership Interests”) and except as set forth herein shall be paid by Buyer by wire transfer of immediately available funds to such account(s) as the Member Representative shall designate. As payment in full for the Membership Interests, the Company shall, against delivery of a certificate or certificates evidencing the Membership Interests from Sellers registered in the

Company’s name, pay an amount equal to Twenty Five Million Dollars ($25,000,000) (“Purchase Price”) for the Membership Interests as follows:

(a) Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000) (“Escrow Amount”) shall be placed in escrow to be disbursed pursuant to the Escrow Agreement and the terms outlined herein.

(b) A cash payment by wire transfer of immediately available funds to such account or accounts as the Member Representative shall designate in the aggregate amount of Twenty Two Million Five Hundred Thousand and 00/100 Dollars ($22,500,000) (“First Payment”). The Member Representative shall require that One Million Three Hundred Thousand Dollars ($1,300,000) of the First Payment (“Holdback Amount”) be delivered on behalf of the Sellers by wire transfer to a single account designated by the Member Representative to satisfy potential future obligations of the Sellers including, without limitation, bonuses to be paid to Zonecare employees, attorneys’ fees and costs. The Holdback Amount shall be held on behalf of each Seller in accordance with their Membership Interests with the Member Representative to determine the use of said Holdback Amount in his sole discretion. When the Member Representative deems it appropriate in his sole discretion, any remaining amounts distributed from the Holdback Amount to the Sellers shall be distributed to the Sellers pro rata based on their respective Membership Interests. Sellers agree to release and hold harmless Member Representative from any and all Losses or other liabilities and claims related to the Member Representative’s use of the Holdback Amount.

1.2 Estimated Net Working Capital. On or before the Closing Date, the Member Representative and the Buyer shall agree on the estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”).

1.3 Final Net Working Capital.

(a) As promptly as possible, but in any event within fifty (50) days after the Closing Date, Buyer will deliver to the Member Representative a consolidated balance sheet of Zonecare as of the Closing Date (the “Closing Balance Sheet”) and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Net Working Capital Statement”). Except as set forth in Schedule 1.3, the Closing Balance Sheet shall be prepared and determined on a consolidated basis in accordance with GAAP and the Net Working Capital and Closing Balance Sheet shall be prepared and determined using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the audited consolidated balance sheet of Zonecare as of the fiscal year ended December 31, 2006 (the “2006 Balance Sheet”) and shall not include any changes in assets or liabilities as a result of purchase accounting adjustments. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Net Working Capital and the related purchase price adjustment contemplated by this Section 1.3 is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheet or determining the Net Working Capital, as any of the foregoing should be modified to correct manifest error. After delivery of the Preliminary Net Working Capital Statement, the Member Representative and its accountants shall be permitted full access to review Zonecare’s books and records and work papers related to the preparation of the Preliminary Net Working Capital Statement. The Member Representative and its accountants may make inquires of Buyer, Zonecare and their respective accountants regarding questions concerning or disagreements with the Preliminary Net Working Capital Statement arising in the course of their review thereof, and Buyer shall use its, and shall cause Zonecare to use their, commercially reasonable efforts to cause any such accountants to cooperate with and respond to such inquiries, subject to the execution by the Member Representative and its accountants of such “access” agreements and other documents as Zonecare’s auditors may reasonably request. If the Member Representative has any objections to the Preliminary Net Working Capital Statement, the Member Representative shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Buyer within 60 days after delivery of the Preliminary Net Working Capital Statement, the Preliminary Net Working Capital Statement shall be final, binding and non-appealable by the parties hereto. The Member Representative and Buyer shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Member Representative and Buyer shall submit such dispute to Deloitte & Touche (the “Dispute Resolution Auditor”). Any further submissions to the Dispute Resolution Auditor must be written and delivered to each party to the dispute. The Dispute Resolution Auditor shall consider only those items and amounts which are identified in the Objections Statement as being items which the Member Representative and Buyer are unable to resolve. The Dispute Resolution Auditor’s determination will be based solely on the definition of Net Working Capital contained herein. The Member Representative and Buyer shall use their commercially reasonable efforts to cause the Dispute Resolution Auditor to resolve all disagreements as soon as practicable. Further, the Dispute Resolution Auditor’s determination shall be based solely on the presentations by Buyer and the Member Representative which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resolution of the dispute by the Dispute Resolution Auditor shall be final, binding and non-appealable on the parties hereto. The costs and expenses of the Dispute Resolution Auditor shall be allocated between Buyer, on the one hand and the Sellers on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (with each Seller responsible for his or her portion of such costs and expenses (determined on a pro rata basis according to each party’s membership interests)). For example, if the Member Representative claims the Net Working Capital is $1,000 greater than the amount determined by Buyer’s accountants, and Buyer contests only $500 of the amount claimed by the Member Representative, and if the Dispute Resolution Auditor ultimately resolves the dispute by awarding the Sellers $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to the Sellers.

(b) If the Net Working Capital as finally determined pursuant to Section 1.3(a) above is greater than the Estimated Net Working Capital, Buyer shall pay to the Member Representative (on behalf of the Sellers) such excess within 15 days after such excess is finally determined. If the Net Working Capital as finally determined pursuant to Section 1.2(a) above is less than the Estimated Net Working Capital, the Member Representative (on behalf of the Sellers) shall deliver to Buyer each Seller’s portion of such shortfall from the Escrow Amount (“Shortfall”). Notwithstanding anything to the contrary stated herein, this Section 1.2 shall be governed by the limitations of liability set forth in Section 7.5 of this Agreement and pursuant to that respective section, the Shortfall shall not exceed the Cap Amount (as defined in Section 7.5).

1.4 Closing Date. The closing of the transactions contemplated hereunder (the “Closing”) will take place simultaneously with the execution of this Agreement (the “Closing Date”). The place of Closing shall be at the offices of ZoneCare, or such other place as may be mutually agreed upon by the Parties. The Closing shall be effective as of the opening of business as of the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each Seller, solely for itself, himself or herself, individually (and not jointly and severally), represents and warrants the following to Buyer that on and as of the Closing Date:

2.1 Organization, Authority and Capacity; Subsidiaries.

(a) ZoneCare is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. ZoneCare is duly qualified to do business and is in good standing in the jurisdictions set forth on Schedule 2.1(a).

(b) The residency of the Members for ZoneCare is listed in Schedule 2.1(b) and each Member has the power and authority to own the Membership Interests listed as being owned by him or her in that Schedule and to execute, deliver and perform the Acquisition Documents to which he or she is a party and to consummate the transactions contemplated hereby and thereby.

(c) Except as set forth on Schedule 2.1(c), ZoneCare does not own any shares of any corporation or other equity interest, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or have any commitment to acquire any such interest or to make any loans or capital contributions to any such entity.

2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents by Sellers and ZoneCare have been duly authorized by all necessary corporate or other entity action. The Acquisition Documents to be executed and delivered by the Sellers and ZoneCare have been or will be at Closing, as the case may be, duly executed and delivered by the Sellers and ZoneCare, and constitute or will constitute at Closing the legal, valid and binding obligations of the Sellers and ZoneCare, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, to the knowledge of each Seller and ZoneCare, the execution, delivery and performance by the Sellers and ZoneCare of the Acquisition Documents to be executed and delivered by the Sellers or ZoneCare, as applicable: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of organizational documents (including certificate or articles of organization and operating agreement) of ZoneCare; (iii) will not conflict with, result in a breach of, constitute a default under or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which any Seller, or ZoneCare is subject or by which Sellers or ZoneCare or any of their assets or properties are bound; (iv) will not conflict with the terms of any agreement, instrument, license or permit to which any Seller or ZoneCare is a party or by which any Seller, or ZoneCare or any of their respective properties are bound; and (v) will not create any Encumbrances upon the assets or properties of any Seller or ZoneCare.

2.4 Governing Documents.

(a) True and correct copies of the certificate or articles of organization and all amendments thereto and operating agreement of ZoneCare have been provided to Buyer. Buyer has previously been provided with access to ZoneCare’s books and records and minutes, and such minutes accurately reflect in all material respects the proceedings of the board of directors or managers (and all committees thereof) and members of ZoneCare. The record books of ZoneCare, including without limitation, the books of account and minute books, are true and correct in all material respects.

2.5 Capitalization; Ownership of Membership Interests.

(a) Except as set forth in Schedule 2.5, each Seller owns the membership interests of ZoneCare set forth opposite such Seller’s name on Schedule 2.5(c) free and clear of all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements, voting trusts, encumbrances, rights or restrictions of any nature (“Encumbrances”). All right, title and interest in and to the membership interests of ZoneCare are being sold, assigned, transferred and delivered to the Buyer, and the Buyer will receive valid title thereto, free and clear of any and all Encumbrances. The Membership Interests of ZoneCare owned by the Sellers constitute one hundred percent (100%) of the outstanding equity interests of ZoneCare.

(b) No subscription, warrant, option, convertible security or other right (contingent or other) to purchase or acquire any shares of any class of membership interests of ZoneCare is authorized or outstanding, there is not any commitment of ZoneCare to issue any shares, membership interests, warrants, options or other such rights or to distribute to holders of any class of its membership interests any evidences of indebtedness or assets, and ZoneCare does not have an obligation (contingent or other) to purchase, redeem or otherwise acquire any of its membership interests or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c) Schedule 2.5(c) is a true and complete list of all outstanding membership interests of ZoneCare, the names of the record holders thereof, and the number of membership interests held of record by each such holder.

2.6 Financial Statements.

(a) Attached hereto as Schedule 2.6(a) are the audited financial statements of ZoneCare for the year ended December 31, 2006 and unaudited interim financial statements for the twelve month period ending December 31, 2007, which reflect the results of operations and financial condition of ZoneCare for such periods and at such dates (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”), except the interim financial statements as of and for the twelve month period ending December 31, 2007 for (i) the omission of notes to unaudited Financial Statements, (ii) the fact that interim financial statements are subject to normal and customary year-end adjustments which are in conformance with historical adjustments by Zonecare; and (iii) any exceptions that may be indicated in the notes to such Financial Statements (collectively, the “Exceptions”). The Financial Statements present fairly in all material respects the financial position of ZoneCare as of the dates indicated and present fairly in all material respects the results of the operations of ZoneCare for the periods then ended, and are in accordance with the books and records of ZoneCare which have been properly maintained and are complete and correct in all material respects.

(b) None of Sellers or ZoneCare have admitted in writing its inability to pay its debts, generally as they become due; filed or consented to the filing against it respectively of a petition in bankruptcy or a petition to take advantage of an insolvency act; made an assignment for the benefit of its creditors; consented to the appointment of a receiver for itself respectively or for the whole or any substantial part of its property; had a petition in bankruptcy filed against it; been adjudged a bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction.

2.7 Absence of Certain Changes or Events. Except (i) as otherwise set forth in Schedule 2.7 hereto, (ii) as set forth in Zonecare’s interim financial statements or (iii) as otherwise expressly contemplated in this Agreement since December 31, 2006, ZoneCare has been operated only in the ordinary course of business, and ZoneCare has not:

(i)	suffered any Material Adverse Change in working capital, condition (financial or otherwise), assets, liabilities, reserves, business or operations;

(ii)	paid, discharged or satisfied any material liability other than in the ordinary course of business;

(iii)	written off as uncollectible any account receivable other than in the ordinary course of business;

(iv)	compromised any debts, claims or rights or disposed of any of its properties or assets other than in the ordinary course of business;

(v)	entered into any commitments or transactions not in the ordinary course of business involving aggregate value in excess of $25,000 or made aggregate capital expenditures or commitments in excess of $25,000;

(vi)	made any material change in any method of accounting or accounting practice;

(vii)	sold, assigned or transferred any tangible asset other than in the ordinary course of business or any patents, trademarks, trade names, copyrights or other intangible assets;

(viii)	subjected any of its assets, tangible or intangible, to any lien, encumbrance or restriction of any nature whatsoever, except for liens for current property taxes not yet due and payable;

(ix)	increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any employee of ZoneCare other than in the ordinary course of business, or made any loans or advances to, or guarantees for the benefit of, any Person;

(x)	hired, committed to hire or terminated any employee other than in the ordinary course of business;

(xi)	entered into any contract or agreement that prohibits it from freely engaging in any business or activities or from competing anywhere in the world, or using any intangible rights;

(xii)	redeemed or repurchased any equity security, or issued, sold or transferred any equity securities or any securities convertible, exchangeable or exercisable into other equity securities, or options or other rights to acquire its membership interests or other equity securities;

(xiii)	sold or otherwise transferred any interest in the Rights and Assets other than in the ordinary course of business; or

(xiv)	committed or agreed, whether in writing or otherwise, to take any of the foregoing actions described in this Section 2.7.

2.8 No Undisclosed Liabilities. Except (i) as listed on Schedule 2.8 hereto, (ii) for vendor invoices which have not been received by Zonecare for payables relating to services rendered to Zonecare in the ordinary course of business or (iii) as reflected in the Financial Statements, ZoneCare has no Liabilities or obligations, whether accrued, absolute, contingent or otherwise, that are greater than $25,000.00 either individually or in the aggregate.

2.9 Litigation, etc. Except as listed on Schedule 2.9 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against ZoneCare. To the knowledge of the Sellers, (i) no such matter described in the previous sentence is threatened against ZoneCare and there is no substantial basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending that involve ZoneCare. There are no judgments against or consent decrees binding on ZoneCare.

2.10 No Violation of Law.

(a) Except as outlined in Schedule 2.10, to the knowledge of each Seller and ZoneCare, neither any Seller nor ZoneCare has been or is currently in material violation of any applicable local, state or federal Law, order, injunction or decree, or any other requirement of any governmental body, agency or Regulatory Authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices.

(b) To the best of the knowledge of each Seller and ZoneCare, neither any Seller nor ZoneCare is currently subject to or has been assessed any material fine, penalty, liability or disability as the result of a failure to comply with any requirement of federal, state or local Law, nor has any Seller or ZoneCare received any notice of such noncompliance.

2.11 Real and Personal Property.

(a) Schedule 2.11(a) sets forth a list and location of all items of personal and mixed, tangible property, rights and assets of ZoneCare having an original or replacement cost or value greater than $10,000.00 (“Rights and Assets”). ZoneCare, (i) has good and valid title to all of the personal and mixed, tangible property, rights and assets which it purports to own, and (ii) owns such rights, assets and personal property free and clear of all Encumbrances (except for current year ad valorem taxes.) All of the Rights and Assets, whether owned or leased, are in the possession and control of ZoneCare. No affiliate of the Sellers, has any claim or interest in any of the rights or assets that are used or useful in the business conducted by ZoneCare or in any operations that are similar to or competitive with that business, even if geographically distant.

(b) Schedule 2.11(b) contains a true and correct description of all real property leased by ZoneCare (the “Leased Real Property” or the “LLC Real Property”), including all improvements located thereon. ZoneCare has valid and binding leases for each such property, copies of which have been provided to Buyer and Buyer shall enter into leases with the owner of said real property as a condition precedent to the Closing, as further delineated in this Agreement. ZoneCare is (i) current with respect to all payments due under such leases; (ii) ZoneCare has complied in all material respects with its obligations under such leases, and (iii) there are no material defaults on the part of ZoneCare, and to the knowledge of Sellers on the part of any other party under any such lease that remain uncured and no condition exists which, with the lapse of time or giving of notice, or both, would give rise to a material default under any such lease or permit the termination, modification or acceleration of rent thereunder. Buyer has been furnished with true, correct and complete copies of all leases, deeds, easements and other documents and instruments concerning the LLC Real Property.

(c) The Rights and Assets and the premises at which ZoneCare operates its business are in good operating condition and repair, ordinary wear and tear excepted, and the Rights and Assets include all rights, properties, interests in properties, and assets necessary to permit ZoneCare to continue its respective business after the Closing Date as presently conducted.

(d) Schedule 2.11(d) contains a complete and correct list of all of ZoneCare’s trademarks, trade names, service marks, service names, brand names, registered copyrights, Internet domain names, licenses (excluding licenses for “off-the-shelf” computer software with a replacement cost of less than $10,000), material technology rights, software worth in excess of $10,000, and patents (and registrations of and applications for each of the foregoing, as applicable), together with a complete list of all licenses granted by or to any Seller and ZoneCare with respect to any of the foregoing as of the date of this Agreement (collectively, the “Intellectual Property”). None of the Sellers or ZoneCare are in receipt of any notice of any violation of the rights of others with respect to any of the above matters. ZoneCare owns all right, title and interest in, or has the right to use pursuant to a license agreement set forth on Schedule 2.11(d), all intellectual property and proprietary rights necessary for the operation of its business as of the date of this Agreement (the “LLC IP”). The operating and applications computer software programs and databases used by ZoneCare in the conduct of its business (collectively, the “Software”) are listed on Schedule 2.11(d) hereto and such Software is sufficient in all material respects for the needs of the business. ZoneCare owns or holds valid licenses to all copies of the Software, and has not sold, licensed, leased or otherwise transferred or granted any interest or rights to any thereof. To the knowledge of Sellers and ZoneCare, none of the Software owned by ZoneCare infringes upon or violates any patent, registered copyright, trade secret or other proprietary right of any other Person in the United States and no claim with respect to any such infringement or violation is threatened. ZoneCare has not disclosed any person’s private, confidential, or personally identifiable information to any other person or entity, except as specifically authorized by the person who is the subject of the information or as authorized or permitted by law. ZoneCare has not sold to any third party, or permitted any third party to have access to, any person’s private, confidential, or personally identifiable information for pecuniary gain or for any reason other than a legitimate business reason. ZoneCare maintains certain data, including personal information, in a computerized system, and is not aware of any breach of the security of such system.

2.12 Contracts and Commitments.

(a) Schedule 2.12 contains a complete and accurate list of all contracts, agreements, commitments and instruments (whether written or oral, contingent or otherwise) of ZoneCare of or concerning the following matters (the “Seller Agreements”):

(i)	the lease, as lessee or lessor, or license, as licensee or licensor, of any real or personal property (tangible or intangible) including the real property leases;

(ii)	the employment or engagement of any officer, director, manager, employee, consultant or agent, other than those terminable at will without severance obligation, and any covenant not to compete with any former employees;

(iii)	any arrangement limiting the freedom of the Sellers or ZoneCare to compete in any manner in any line of business or requiring the Sellers or ZoneCare to share profits other than commissions payable to employed sales persons;

(iv)	any arrangement that could reasonably be anticipated to have a Material Adverse Effect on ZoneCare, financial or otherwise;

(v)	any arrangement material to ZoneCare’s business, whether or not entered into in the ordinary course of business of ZoneCare;

(vi)	any arrangement for the procurement of products and/or services from its network of vendors;

(vii)	any power of attorney, whether limited or general, granted by ZoneCare;

(viii)	any arrangement that requires performance for a period of more than 30 days or that requires aggregate payments in excess of $25,000;

(ix)	Indebtedness or a guarantee of Indebtedness or any guarantee of any Liability or obligation of any other Person, or the issuance of letters of credit;

(x)	management, consulting or advisory arrangements;

(xi)	any profit sharing, membership interest option, membership interest purchase, membership interest appreciation, restricted membership interest, deferred compensation, severance, or other arrangement for the benefit of its current or former directors, officers, managers or employees;

(xii)	the acquisition or sale, directly or indirectly (by merger or otherwise), or material assets (whether tangible or intangible), other than the purchase of inventory and services in the ordinary course of business consistent with past practice; and

(xiii)	any relationship between ZoneCare or any person or entity affiliated with or related to ZoneCare or any officer, director or manager thereof.

(b) The Sellers have delivered to Buyer true and complete copies of all of the Seller Agreements. The Seller Agreements are valid and effective in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed material default or breach by ZoneCare, or (ii) to the knowledge of the Sellers, any existing or claimed material default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. There is no actual or, to the knowledge of the Sellers, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on ZoneCare, and its respective business, finances or otherwise. There is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Seller Agreements.

2.13 Employment and Labor Matters.

(a) Schedule 2.13 sets forth a list of all current and former (within the last 12 months) full-time and part-time employees or consultants of ZoneCare, broken down by location and which includes the name, title or position, salary, bonus and benefits information for each such person (the “Business Employees”).

(b) ZoneCare is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

(c) There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning the employment practices of ZoneCare pending or, to the knowledge of the Sellers, threatened before any federal, state or local agency or court that could reasonably be expected to have a Material Adverse Effect on ZoneCare or its respective business or the Rights and Assets, financial or otherwise, and, to the knowledge of the Sellers, no basis for any such matter exists;

(d) ZoneCare is not a party to any union or collective bargaining agreement, and, to the knowledge of the Sellers, no union attempts to organize the Business Employees have been made, nor are any such attempts now threatened.

(e) ZoneCare has not experienced any organized slowdown, work interruption, strike, or work stoppage by any of the Business Employees.

(f) Except as set forth in Schedule 2.13(f), ZoneCare will not incur any liability or obligation to any Business Employees as a result of the sale of the Membership Interests hereunder.

2.14 Employee Benefit Programs. Other than as provided pursuant to that certain Professional Services Agreement with Gevity HR, Inc. (the “Professional Services Agreement”), ZoneCare does not maintain or contribute to and have not maintained or contributed to, any employee benefit plan, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an “Employee Benefit Program”). ZoneCare has no obligations or liabilities with respect to any Employee Benefit Programs, except pursuant to that certain Professional Services Agreement.

2.15 Insurance Policies.

(a) The attached Schedule 2.15 lists each material insurance policy maintained by ZoneCare. All of such insurance policies are in full force and effect, and to ZoneCare and each Seller’s knowledge, ZoneCare is not in material default with respect to its obligations under any of such insurance policies. To its knowledge, ZoneCare maintains all necessary insurance policies that are (i) required by any Law applicable to ZoneCare or (ii) required by any contract or agreement entered into by ZoneCare.

2.16 Environmental Matters.

(a) To the knowledge of the ZoneCare and the Sellers, there are no present or past Environmental Conditions relating to or which could in any way materially and adversely affect ZoneCare or the Rights and Assets. For purposes of this Agreement, “Environmental Condition” means (i) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, and (ii) any noncompliance with any federal, state or local environmental Law or order as a result of or in connection with any of the foregoing.

(b) To the knowledge of Sellers, ZoneCare (and its respective businesses and operations) is in compliance with all applicable Environmental Laws, and ZoneCare has not received any communication from any governmental entity that alleges that it is not in compliance with applicable Environmental Laws.

2.17 Taxes.

Except as set forth in Schedule 2.17(a):

(a) with respect to any tax obligations or as reflected in the Financial Statements, there does not exist any liability for Taxes which may be asserted by any taxing authority against, and no encumbrance for Taxes will attach to ZoneCare or any of the Rights and Assets or the LLC IP other than Taxes due in respect of periods for which Tax Returns are not yet due and for which adequate accruals have been made in the Financial Statements. All Tax Returns required to be filed prior to the date hereof by ZoneCare have been filed (other than Tax Returns for which extensions to file have been granted) with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, all of which are true, correct and complete in all material respects, and all amounts shown as owing thereon have been paid.

(b) none of the Sellers or ZoneCare have received notice of any Tax claims being asserted or any proposed assessment by any taxing authority and no Tax Returns of ZoneCare have been audited by the Internal Revenue Service (the “IRS”) or the appropriate state agencies for any fiscal year or period ended prior to the date hereof, and ZoneCare is not presently under, nor have they received notice of any, contemplated investigation or audit by the IRS or any state agency concerning any fiscal year or period ended prior to the date hereof. ZoneCare has not executed any extension or waivers of any statute of limitations on the assessment or collection of any Tax due that is currently in effect and is not the beneficiary of any extension of time within which to file any Tax Return.

(c) ZoneCare and all of its respective predecessors in interest have withheld or collected from each payment made to any Person the amount of all Taxes required to be withheld or collected therefrom and ZoneCare and any of its respective predecessors in interest has paid the same to the proper tax depositories or collecting authorities.

(d) ZoneCare has been taxed as a partnership for federal and state income tax purposes at all times during its respective existence and has not made any election to be treated as other than a partnership pursuant to Treas. Reg. Section 301.7701-3.

(e) ZoneCare is not a party to any agreement, contract, arrangement or plan that constitute any part of a non-qualified deferred compensation plan within the meaning of Section 409A of the Code.

(f) ZoneCare has provided to Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by ZoneCare since December 31, 2002.

2.18 Licenses and Authorizations.

(a) Set forth on Schedule 2.18(a) is a correct and complete list of all licenses, accreditations, permits and other authorizations held by ZoneCare, complete and correct copies of which have been provided to Buyer.

(b) No violation, default, order or deficiency exists with respect to any of the items listed on Schedule 2.18(a). Neither Seller nor ZoneCare received any notice of any action pending or recommended by any state or federal agencies having jurisdiction over the items listed on Schedule 2.18(a), either to revoke, withdraw or suspend any license, right or authorization. To the knowledge of the Sellers, no event has occurred which would constitute grounds for a material violation, order or deficiency with respect to any of the items listed on Schedule 2.18(a) or to revoke, withdraw or suspend any such license. Except as listed on Schedule 2.18(a), no consent or approval of, prior filing with or notice to, or any action by, any governmental body or agency or any other third party is required in connection with any such license, right or authorization by reason of the Acquisition.

2.19 Inventories. All inventory shall be disposed of prior to Closing and as of the date of Closing, no inventory shall remain on Zonecare’s balance sheet.

2.20 Business Relationships.

(a) Except as disclosed on Schedule 2.20(a), to each of the Seller’s knowledge (i) ZoneCare has not received a written notice of termination of any written agreements from its top twenty (20) customers by dollar volume year to date in 2007 (“Top Customers”); (ii) no notice of termination of any oral agreements has been tendered by a Top Customer directly or indirectly to a senior officer of Zonecare which refers only to Behn Wilson, James Buscarini, Vonesa Wenzell, Joe McCullough or Michelle McCullough; (iii) there are no complaints, claims or threats of the Top Customers to Zonecare which would result in a reduction of sales from the Top Customers in excess of Fifty Percent (50%) or more for each Top Customer; (iv) Zonecare is not presently responding to any requests for proposals issued by any Top Customers; and (v) outside of the ordinary course of business, there are no material service issues which may curtail the relationship of a Top Customer with Zonecare.

(b) Schedule 2.20(b) contains a complete and accurate list of all contracts, agreements, commitments and instruments of ZoneCare of any arrangement relating to the sale of the ZoneCare’s products and/or services to its customers; and

(c) The Sellers have no knowledge of any present or future condition or state of facts or circumstances which would prevent ZoneCare from carrying on its respective business after the Closing Date in the same manner as it is presently being carried on.

2.21 Absence of Certain Business Practices. Except as set out on Schedule 2.21, neither ZoneCare nor any officer, director, manager, employee or agent of ZoneCare, nor to the knowledge of Sellers, any other person or entity acting on behalf of ZoneCare, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any supplier, customer, governmental employee or other person or entity with whom ZoneCare has done business directly or indirectly, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, governmental employee or other person or entity who is or may be in a position to help or hinder ZoneCare (or assist ZoneCare in connection with any actual or proposed transaction) which, in the case of either clause (i) or clause (ii) above, would reasonably be expected to subject ZoneCare to any damage or penalty in any civil, criminal or governmental litigation or proceeding. Neither ZoneCare, nor, to the knowledge of the Sellers, any officer or manager thereof has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to governmental officials or employees from the entities’ funds or been reimbursed from the entities’ funds for any such payment, or is aware that any other person associated with or acting on behalf of ZoneCare have engaged in any such activities.

2.22 Accounts Receivable. Except as set forth in Schedule 2.22, the accounts receivable reflected in the most recent balance sheet for ZoneCare, separately included in the Financial Statements referred to in Section 2.6 hereof, and all accounts receivable arising between December 31, 2004 and the date hereof, arose from bona fide transactions in the ordinary course of business and are consistent with ZoneCare’s fee schedule. Except as set forth in Schedule 2.22, the accounts receivable reflected on such balance sheet, have been properly recorded and reserved against consistent with GAAP, except with respect to the Exceptions. No such account receivable has been assigned or pledged to any other person, firm or corporation.

2.23 Related Party Transactions. Except as set forth in Schedule 2.23 hereto, there are no existing arrangements or proposed transactions between ZoneCare and (i) any equity holder, officer, director, manager or other Affiliate of ZoneCare, or any member of the immediate family of any of the foregoing persons (such officers, directors and family members being hereinafter individually referred to as a “Related Party”), (ii) any business (corporate or otherwise) which a Related Party owns, or controls directly or indirectly, or in which a Related Party has an ownership interest, or (iii) between any Related Party and any business (corporate or otherwise) with which ZoneCare regularly does business. Schedule 2.23 describes all affiliated services provided to or on behalf of the Sellers and such Affiliates (and Related Parties) by ZoneCare and all affiliate transactions or agreements, arrangements or understandings among ZoneCare and the Sellers or their Affiliates (and Related Parties).

2.24 No Commissions. Neither the Sellers, ZoneCare, nor Buyer have incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.25 Indebtedness. Except as set forth on Schedule 2.25, ZoneCare is not subject to any Indebtedness. Schedule 2.25 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness.

2.26 Distributions. Except as set forth on Schedule 2.26, since January 1, 2007, ZoneCare has not declared set aside or paid any dividend or made any distribution of cash or other property or assets to any equity holder of ZoneCare, or made any other payment to any other equity holder of ZoneCare in their capacity as such.

2.27 Customer Credit Balance Accounts. The Customer Credit Balance Account statement, attached hereto as Schedule 2.27, identifies all customers of Zonecare that have AR Credit Balances and the aggregate amount of such AR Credit Balance for each such customer as of the last balance sheet issued by Zonecare which as been determined in a manner consistent with past practice.

2.28 Statements True and Correct. No representation or warranty made herein by any Seller, nor in any statement, certificate or instrument executed and delivered to Buyer by ZoneCare or any Seller pursuant to any Acquisition Document, contains or will contain (with respect to any Acquisition Document signed at a later date) any untrue statement of material fact or intentionally omits or will intentionally omit to state a material fact necessary to make these statements contained herein and therein not misleading in light of the circumstances in which they were made.

For purposes of Sections 2.6 through 2.28 of this Agreement, the definition of Zonecare shall include its subsidiary, Zonecare USA DME, LLC.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as follows:

3.1 Organization, Authority and Capacity. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents to be executed and delivered by it, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in the State of Florida and in each jurisdiction in which a failure to be so qualified or in good standing would have a Material Adverse Effect on its ability to perform its obligations under the Acquisition Documents.

3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors’ rights generally, or as may be modified by a court of equity.

3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of Buyer’s charter or bylaws; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer is a party or by which Buyer or any of their respective properties is bound; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which Buyer is a party or by which any of Buyer’s properties are bound.

3.4 Statements True and Correct. No representation or warranty made herein by Buyer, nor in any statement, certificate or instrument executed and delivered to the Sellers by Buyer pursuant to any Acquisition Document contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained therein not misleading in light of the circumstances in which they were made.

3.5 Investment. The Buyer (a) understands that the Membership Interests have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Membership Interests solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning the Membership Interests and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Membership Interests, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Membership Interests and (f) is an Accredited Investor for the reasons set forth in Schedule 3.5.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1 Public Announcements. Each party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective bankers, attorneys, auditors, officers, directors, authorized employees and authorized representatives and then only on a need to know basis and shall cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 4.4, and (ii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transaction, in either case, without providing the other parties hereto the opportunity to review and comment on, and using reasonable efforts to agree upon, any such press release or public announcement. Nothing in this Section 4.4 shall prohibit any party from making disclosure which its counsel deems reasonably necessary or advisable in order to satisfy such party’s disclosure obligations required by law. Sellers acknowledge that Buyer may issue a press release promptly upon the execution of this Agreement in a form consented to in writing by Sellers, such consent not to be unreasonably withheld or delayed, and Sellers agree that Buyer shall file its 8-K, 10-Q, 10-K and like filing without prior notice to or consent of Sellers.

4.2 Use of Names. On and after the Closing Date, Sellers shall cease to use the names ““ZoneCare,” “ZoneCare USA,” “ZoneCare USA of Delray” or any derivation thereof or other name confusingly similar thereto for any commercial or other public purpose without the prior written consent of Buyer.

4.3 Tax Matters.

(a) Transfer Taxes. Any transfer taxes incurred by Sellers in connection with the sale of the membership interests of ZoneCare to the Company pursuant to this Agreement shall be borne by Sellers. Sellers shall prepare and file, at their own expense, all necessary tax returns and other documentation with respect to all such transfer taxes.

(b) Tax Returns.

(i)	Sellers shall prepare (or cause to be prepared) and ZoneCare shall timely file for all taxable periods ending on or before the Closing Date (a “Pre-Effective Period”) all Tax Returns required to be filed after the Effective Date by or on behalf of ZoneCare (the “Pre-Effective Period Tax Returns”). The preparation of such Tax Returns and the positions taken thereon shall be consistent in all respects with ZoneCare’s past tax accounting principles and practices.

(ii)

The Company shall prepare and timely file (or cause to be prepared and timely filed) for all taxable periods beginning before and ending after the close of the Effective Date (a “Straddle Period”), all Tax Returns required to be filed after the Effective Date by ZoneCare. For purposes of this Agreement, the portion of the Straddle Period ending on and including the Effective Date shall be referred to as the “Pre-Effective Straddle

Period” and the portion of the Straddle Period beginning after the Effective Date shall be referred to as the “Post-Effective Straddle Period”. Any such Taxes for a Straddle Period with respect to ZoneCare shall be apportioned to the Pre-Effective Straddle Period based on the actual operations of ZoneCare during the portion of such period ending on and including the Effective Date, determined as though ZoneCare’s books closed at the close of the Effective Date. The cost and expenses of preparing any Tax Return for a Straddle Period shall be borne by the Company.

(iii)

All Tax Returns referred to in Sections 4.4(b)(i) shall be subject to review and approval by the Company, and all Tax Returns referred to in Section 4.4(b)(ii) which affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise shall be subject to review and approval by Sellers, in each case prior to filing, and such approval shall not be unreasonably withheld or delayed by either such party. The party charged with responsibility to prepare a Tax Return subject to review (the “Preparing Party”) shall present such Tax Return to the other party (the “Reviewing Party”) no less than thirty (30) days prior to the due date (including extensions) for filing the Tax Return. The parties shall cooperate with one another by making available for review all related work papers and analyses utilized in preparing the Tax Return and all related books, records and personnel for this purpose without cost. Within fifteen (15) days after receipt of the Tax Return, the Reviewing Party shall communicate to the Preparing Party as to whether it concurs with the Tax Return or, if not, stating its exceptions thereto, together with the reasons and supporting information relating to such exceptions. If there are no such exceptions or such exceptions are resolved by the parties, then such resolution shall be the final determination. If such exceptions cannot be resolved by the parties within ten (10) business days after delivery of the list of exceptions, the dispute shall be submitted to an independent tax consultant who shall make a final determination in accordance with the terms of this Agreement within fifteen (15) days after submission to such independent tax consultant. The independent tax consultant shall be one of the “Big Four” public accounting firms or a law firm with a nationally recognized tax practice with no material relationship to the parties or their affiliates, and such independent tax consultant shall be chosen by agreement of the parties, or if they are unable to agree, chosen by lot from an equal number of nominees submitted by each party. The fees and expenses of the independent tax consultant shall be allocated by it in inverse proportion to the adjustment granted the Reviewing Party. For example, if such tax consultant grants a portion of the exceptions proposed by the Reviewing Party that results in an adjustment to the amount of Taxes owed that is 25% of the total adjustment to the amount of Taxes owed that would have occurred had all of the Reviewing Party’s proposed exceptions been granted, it shall assess the Reviewing Party with 75% of its fees and expenses. The independent tax consultant’s decision shall be final and binding upon, and non-appealable by, the parties.

(c) Tax Payments. Sellers shall pay all Taxes with respect to all Tax Returns described in Section 4.4(b)(i) attributable to Pre-Effective Periods or apportioned to Pre-Effective Straddle Periods pursuant to Section 4.4(b)(ii), to the extent not accrued for on the Financial Statements, ten (10) days prior to the respective due dates (excluding extensions or waivers thereof) for such Taxes or, if later, when the respective Tax Returns reporting such Taxes are filed, other than any Taxes payable (the “Excluded Taxes”) as the result of any (i) events occurring on the Effective Date, outside of the ordinary course of business, except for events occurring as a condition of closing this transaction, (ii) any increase in Taxes resulting from ZoneCare amending any Pre-Effective Tax Returns without the prior written permission of Sellers, and (iii) Taxes which were previously paid through estimated Tax payments. Buyer shall pay all taxes with respect to Tax Returns described in Section 4.4(b) attributable to Post-Effective Periods or not apportioned to Pre-Effective Straddle Periods pursuant to Section 4.4(b)(ii).

(d) Tax Characterization. Any payments made pursuant to (i) this Section 4.4, (ii) the indemnity provisions of Article 7, or (iii) the purchase price adjustment provisions of this Agreement, shall be treated by each of the parties hereto as an adjustment to the Purchase Price paid by the Company for the Membership Interests for all Tax and financial accounting purposes. The parties hereto agree to account for the transactions contemplated herein in a manner consistent with all the provisions of this Agreement when filing their respective Tax Returns and the Tax Returns of ZoneCare.

(e) Post-Closing Audits and Other Proceedings.

(i)	Sellers, on the one hand, and Company on the other hand, each agree, at its own expense (except to the extent such expense, incurred to third parties, is subject to indemnification pursuant to Article 7), to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to ZoneCare as is reasonably necessary or is reasonably requested for the preparation of any return for Taxes, any claim for refund or any audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

(ii)	Sellers on the one hand, and the Company, on the other hand, each agree to give prompt notice to each other of any written inquiry by a Tax authority, scheduling of an examination or proposed adjustment with respect to Taxes for any period prior to the Closing Date or after the Closing Date. In addition to the foregoing, Buyer and Sellers shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings involving ZoneCare for such periods and each may participate at its own expense; provided, however, that Sellers shall have the right to control the conduct of any such audits or proceedings to the extent such audits or proceedings relate to a proposed adjustment that could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise. The Company also may, at its own expense, be present in any such audit or proceeding and, if Sellers do not assume the defense of any such audit or proceeding, the Company may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving thirty (30) days’ prior written notice to Sellers setting forth the terms and conditions of settlement, provided that Sellers have not objected in writing within fifteen (15) days of receipt of such notice and assumed control of the audit. In the event that a potential adjustment is present in an audit or proceeding (otherwise controlled by Sellers) for which the Company would be liable and not entitled to indemnification hereunder, the Company shall have the right, at its expense, to control the audit or proceeding with respect to such proposed adjustment. With respect to a proposed adjustment which could adversely affect the liability of Sellers for Taxes pursuant to this Agreement or otherwise, on the one hand, and the liability of the Company for Taxes pursuant to this Agreement or otherwise, on the other hand, (i) Sellers and the Company each may participate in the audit or proceeding, and (ii) any issues with respect to the proposed adjustment or otherwise pertaining to the audit or proceeding shall be decided jointly by Sellers and the Company. Notwithstanding the foregoing provisions of this Section, the parties to this Agreement shall endeavor to agree on a joint representative or representatives in any proceeding in which each is entitled to and desires to be represented.

4.4 Title Search; Discharge of Liens. Sellers have (i) used commercially reasonable efforts to ascertain all Liens, if any, to which ZoneCare’s owned Rights and Assets is subject, (ii) notified Buyer in writing of the nature and extent thereof, and (iii) discharged all such Liens.

4.5 Transfer Taxes. Sellers shall pay (a) all transfer and documentary taxes and fees imposed, if any, with respect to instruments of conveyance in the transaction contemplated hereby and (b) all sales, excise and other transfer or similar taxes on the transfer of the shares contemplated hereunder, if any. Buyer and Sellers shall cooperate with one another in promptly making any filings in connection with any such taxes. Buyer or Seller, as the case may be, shall execute and deliver to each other, at Closing any certificates or other documents as the other may reasonably request to perfect any exemption from any such transfer, documentary sales, or excise tax.

4.6 Inter-company Debt. Sellers have caused all inter-company debt between ZoneCare, Speedy Re-employment LLC and SelectMRI LLC existing to be paid prior to the date hereof.

4.7 2007 and 2008 Financial Statements. Buyer agrees to use commercially reasonable efforts to cause its accountants to complete the audit of ZoneCare for fiscal years 2007 and 2008 on or prior to March 31, 2008 and March 31, 2009.

ARTICLE 5

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of Sellers set forth in this Agreement, or any document or instrument delivered to Buyer hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

5.2 Performance; Covenants. All of the terms, covenants and conditions of the Acquisition Documents to be complied with or performed by ZoneCare at or prior to Closing shall have been complied with and performed in all material respects (except for the covenants contained in Section 4.3(o), which shall have been complied with in all respects) including, but not limited to, the delivery of the following documents:

(a) A certificate of status or existence regarding ZoneCare certified by the Secretary of State of its respective state of incorporation or organization dated within ten (10) business days of the Closing;

(b) A certificate dated as of the Closing Date signed by the Sellers and the duly authorized officers or managers of ZoneCare certifying the satisfaction of the conditions in Section 5.1, 5.2 and 5.3 hereof;

(c) Written consents of all third parties necessary for the consummation by Sellers and ZoneCare of the transactions contemplated by the Acquisition Documents as set forth in Schedule 5.2(c);

(d) A copy of resolutions duly adopted by the managers and members of ZoneCare authorizing and approving its respective performance of the transactions contemplated hereby and the execution and delivery by ZoneCare of the documents to be executed and delivered by ZoneCare, certified as true and in full force and effect as of Closing by the Secretary, an Assistant Secretary or the manager of ZoneCare;

(e) A certified copy of the Articles of Organization, and all amendments thereto, of ZoneCare from its respective state of organization, dated the most recent practical date prior to Closing;

(f) A copy of the operating agreement, and all amendments thereto, if in existence, of ZoneCare, certified as true and in full force and effect as of Closing by the Secretary, Assistant Secretary or manager of ZoneCare;

(g) Incumbency certificates certifying the identity of the officers and managers of ZoneCare;

(h) Evidence of payment of all related party debts owing to or by ZoneCare and releases therefor;

(i) All books and records pertaining to the business of ZoneCare, including all corporate and other records, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by Buyer including minute books and equity interest records in Zonecare’s possession;

(j) A non-foreign affidavit executed by each Seller as described in Code section 1445(b)(2) and the regulations thereunder;

(k) All other Acquisition Documents to be executed and delivered by the Sellers and ZoneCare; and

(l) Membership Interest Purchase Agreement executed by Speedy Re-employment LLC and an Asset Purchase Agreement executed by SelectMRI LLC.

5.3 Necessary Consents and Approvals. Unless otherwise waived by Buyer, the Buyer shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for Buyer to consummate the Acquisition.

5.4 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, this Agreement or the consummation of the Acquisition, or which is related to ZoneCare, if such action, proceeding, investigation or legislation, in the reasonable judgment of Buyer or its counsel, would make it inadvisable to consummate such transactions.

5.5 Legal Opinion. Buyer shall have received an opinion of counsel to Sellers substantially in the form attached as Schedule 5.5.

5.6 Agreements with Key Persons. Employment agreements and/or non-competition agreements (in a form acceptable to Buyer) shall be executed with certain key owners, managers or employees (the “Key Persons”) of ZoneCare, which such Key Persons are set forth in Schedule 5.6.

5.7 Operating Agreement. Buyer shall have received a termination agreement waiving all rights under the Operating Agreement of ZoneCare.

5.8 Membership Interest Power. Sellers shall deliver possession of the membership interest certificates evidencing the Membership Interests in ZoneCare to Company at Closing, with all legends removed, together with executed membership interest powers conveying unencumbered title to said Membership Interests to Company.

5.9 Resignations and Release. All officers, directors and managers shall have tendered their resignation as a director, officer or manager of ZoneCare. As part thereof, except for claims related to the terms and conditions of this Agreement including, without limitation, any claims made pursuant to Article 7 herein, all of the Sellers and Michelle McCullough, Joseph McCullough and Rita Ayers (“Select Officers”) hereby agree to individually release Zonecare from all actions and demands, suits, claims, accounts, covenants, contracts, agreements, promises, torts, damages, judgments, executions, debts, dues, sums of money, reckonings, bonds, bills, specialties, controversies, variances, trespasses, liabilities and demands whatsoever, known and unknown, matured and unmatured, in law or in equity, or both against Zonecare which Sellers and Select Officers had, now have or hereinafter can, shall, or may have, against Zonecare from the beginning of the world to the Closing Date whether contingent known or unknown including, without limitation, any liability relating to their roles, where applicable, as officers, directors and managers of Zonecare.

In addition to the foregoing, except for claims related to the terms and conditions of this Agreement including, without limitation, any claims made pursuant to Article 7 herein, as of the Closing Date, Zonecare agrees to release each of the Sellers and the Select Officers from all actions and demands, suits, claims, accounts, covenants, contracts, agreements, promises, torts, damages, judgments, executions, debts, dues, sums of money, reckonings, bonds, bills, specialties, controversies, variances, trespasses, liabilities and demands whatsoever, known and unknown, matured and unmatured, in law or in equity, or both against Sellers and the

Select Officers which Zonecare had, now has or hereinafter can, shall, or may have, against Sellers and the Select Officers from the beginning of the world to the Closing Date whether contingent known or unknown including, without limitation, any liability relating to their roles, where applicable, as officers, directors and managers of Zonecare. This Section 5.9 shall survive the termination or expiration of the Agreement. Any claims related to this Section 5.9 shall be limited to the Cap Amount (defined in Section 7.5 of this Agreement) and the aforementioned parties shall only be entitled to seek a remedy for a claim solely against the actual Escrow Amount (defined herein).

5.10 Insurance. A Certificate from each insurance company providing coverage to ZoneCare, setting forth all coverages in effect together with the amount thereof.

5.11 Escrow Agreement. Each of the Member Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

5.12 Lease of Space. ZoneCare currently leases space in a building located at the addresses set forth in Schedule 2.11(b). It is agreed that at Closing, the existing lease for this space and all subleases shall be terminated and ZoneCare shall enter into a new lease with Friesian Capital, Inc. and 210 N.E. 6 Avenue Corp. in form and substance as set forth in Schedule 5.12.

5.13 Waiver. Any conditions set out in this Article 5 which are not satisfied at Closing shall be deemed waived by the Buyer if the Buyer elects to close this transaction without the condition being satisfied.

5.14 Guarantors. Behn Wilson and Patricia Wilson shall be removed as guarantors on the Professional Services Agreement with Gevity HR, Inc.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of the Sellers to close the Acquisition are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

6.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by

Buyer at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

(a) A certificate dated as of the Closing Date signed by a duly authorized officer of Buyer certifying the satisfaction of the conditions in Section 6.1 and 6.2;

(b) Resolutions adopted by the Board of Directors of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the Acquisitions, certified by the Secretary of Buyer;

(c) An incumbency certificate certifying the identity of the officers of Buyer;

(d) A certificate of existence regarding the Buyer certified by the Secretary of State of its incorporation dated within ten (10) business days prior to the Closing;

(e) A certified copy of the articles of incorporation and all amendments thereto of Buyer certified by the Secretary of State of the state of its incorporation and dated within ten (10) business days prior to Closing;

(f) A copy of the Bylaws, and all amendments thereto, of Buyer certified as true and in full force and effect as of Closing by the Secretary or Assistant Secretary of Buyer; and

(g) all other Acquisition Documents to be executed and delivered by Buyer at Closing.

6.3 No Injunction, Etc. There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement.

6.4 Purchase Price. Buyer shall pay the Purchase Price as specified in Section 1.1 and execute all Ancillary Agreements including executing on behalf of Company the employment and/or non-competition agreements with Sellers.

6.5 Escrow Agreement. Each of Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.6 Waiver. Any conditions set out in this Article 6 which are not satisfied at closing shall be deemed waived by the parties if the parties elect to close this transaction without the condition being satisfied.

6.7 Credit Card Debt. On or prior to the Closing Date, Behn Wilson shall receive payment for any and all credit card expenses which Mr. Wilson has incurred on behalf of Zonecare through the American Express credit card in Mr. Wilson’s name.

ARTICLE 7

INDEMNIFICATION

7.1 Survival of Representations and Warranties. All covenants, representations and warranties made by each of the parties hereto in the Acquisition Documents or pursuant thereto or in any certificate delivered pursuant thereto shall survive the Closing Date (i) until the 60th day after the Buyer’s receipt of ZoneCare’s 2008 audited financial statements or fifteen (15) months from the Closing Date, whichever is earlier, (ii) with respect to any Loss arising from or related to a breach of Section 2.17 (Taxes) until the 30th day after expiration of the statute of limitations applicable to such Loss, and (iii) with respect to any Loss arising from or related to a breach of a Sellers’ Fundamental Representation or Buyer’s Fundamental Representation or any fraudulent or intentional misrepresentations, such representations and warranties shall survive forever.

7.2 Indemnification by Buyer.

(a) For the period commencing on the Closing Date and ending upon the expiration of the period specified in Section 7.1 of this Agreement, Buyer shall, subject to the limitations set forth in this Article 7, indemnify, defend and hold harmless Sellers, and their respective directors, officers, employees, shareholders, managers, members, attorneys, accountants and agents (collectively, “Seller Indemnified Parties”) against and in respect of all losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any claims covered hereby) (collectively, “Losses”) sustained or incurred by any of the Seller Indemnified Parties that arise out of any breaches of Buyer’s representations, warranties, covenants or agreements set forth in this Agreement or any certificate delivered pursuant hereto.

(b) Any payments pursuant to this Section 7.2 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

7.3 Indemnification by Sellers.

(a) Except as set forth herein, for the period commencing on the Closing Date and ending upon the expiration of the periods specified in Section 7.1 of this Agreement, Sellers shall, subject to the limitations set forth in this Article 7, indemnify, defend and hold harmless Buyer and its directors, officers, employees, shareholders, attorneys, accountants and agents (collectively, “Buyer Indemnified Parties”) against and in respect of all Losses sustained or incurred by any of the Buyer Indemnified Parties that arise out of:

(i) any breaches of Sellers’ or ZoneCare’s representations, warranties, covenants or agreements (in the case of any covenants or agreements made by ZoneCare, solely with respect to covenants or agreements to be performed on or prior to the Closing Date) set forth in the Acquisition Documents or any certificate delivered pursuant thereto;

(ii) (A) except as set forth in Schedule 7.3(a)(ii) any Tax of ZoneCare for all taxable periods ending on or before the Closing and the pro rata portion through the effectiveness of the Closing for any taxable period (each such taxable period, a “Pre-Closing Tax Period”), (B) any Tax of any member of an affiliated, consolidated, combined or unitary group of which LLC (or any predecessor) is or was a member on or prior to the effectiveness of the Closing, including pursuant to Treasury Regulation §1.1502-6 or any similar state, local, or foreign law or regulation, and (C) any Tax of any Person (other than LLC) imposed on ZoneCare as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the effectiveness of the Closing; provided, however, for the avoidance of doubt, the Sellers shall not be required to indemnify the Buyer Indemnified Parties for any Tax resulting solely from action taken by the Buyer after the Effective Date.

(b) For purposes of Section 7.3(a)(ii), in the case of any taxable period that includes (but does not end on) the effectiveness of the Closing (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of ZoneCare for a Straddle Period which relate to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the effectiveness of the Closing (and for such purpose, the taxable period of any partnership or other pass-through entity in which ZoneCare holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of ZoneCare for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the effectiveness of the Closing and the denominator of which is the number of days in such Straddle Period.

(c) Any payments pursuant to this Section 7.3 shall be treated as an adjustment to the Purchase Price for all Tax purposes.

7.4 Notice and Payment of Claims.

(a) Notice. A Seller Indemnified Party or Buyer Indemnified Party, as the case may be, claiming a right to indemnification hereunder (the “Indemnified Party”) shall notify the party from whom it is seeking indemnification (the “Indemnifying Party”) within a reasonable period of time after it becomes aware of facts tending to support a claim for indemnification under this Article 7, and shall provide the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Loss associated with such claim. The failure by an Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner or failure to provide such information or documentation, as the case may be.

(b) Payment. In the event a claim for indemnification under this Article 7 shall have been finally determined, the amount of the related Loss shall be paid by the Indemnifying Party to the Indemnified Party, in immediately available funds in the currency in which such Losses were denominated, within three business days after such final determination to a bank account specified in writing by the Indemnified Party to the Indemnifying Party no later than five business days prior to the date such payment is due. Any claim, and the liability for and amount of Loss therefor, shall be deemed to be “finally determined” for purposes of this Section 7.4(b) when the parties to such action have so determined by mutual agreement or, if disputed, when a final written determination concerning the amount of the related Losses and the Indemnifying Party’s liability therefore has been rendered.

(c) Escrow. From and after the Closing, any indemnification to which the Buyer Indemnified Parties are entitled under this Agreement shall be satisfied first by recouping such Losses from the Escrow Fund in accordance with the terms and conditions of this Agreement and the Escrow Agreement, and thereafter, subject to the terms and conditions of this Agreement, the Buyer Indemnified Parties may proceed directly against the Sellers with respect to such Losses. Within sixty (60) days after the completion of the 2008 audit of ZoneCare or fifteen (15) months from the Closing Date, whichever is earlier, and assuming there are no indemnification obligations claimed by Buyers in good faith or the Company (the “Escrow Release Date”), Buyer and the Member Representative shall direct the Escrow Agent to release to the Member Representative (on behalf of the Sellers, which amounts shall then be paid over to the Sellers by the Member Representative) the then remaining balance of the Escrow Fund less the aggregate amount of all claims specified in any then unresolved good faith claims for payment therefrom made by the Buyer pursuant to this Agreement. To the extent that on the Escrow Release Date any amount has been reserved and withheld from the distribution from the Escrow Fund on account of any unresolved claim for payment made by Buyer and, subsequent to such date, such claim is resolved, Buyer and the Member Representative shall promptly direct the Escrow Agent to release (i) to the Buyer that amount, if any, due in respect of such claim as finally determined pursuant to this Agreement and (ii) to the Member Representative (on behalf of the Sellers, which amounts shall then by paid over to the Sellers by the Member Representative) an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim less the payments, if any, made pursuant to the immediately preceding clause (i).

(d) Third Party Claims. In the event that an Indemnifying Party may be required to indemnify an Indemnified Party against any claim or legal action made or brought by a third party, indemnification shall be provided in accordance with the following procedures:

(i) upon receipt by an Indemnified Party of notice of the commencement of any action by a third party (a “Third Party Claim”) against it, such Indemnified Party shall, if a claim is to be made against an Indemnifying Party under this Article 7, give notice to the Indemnifying Party of the commencement of such Third Party Claim as soon as practicable, and in no event later than ten days after the Indemnified Party shall have been served with process, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim has been prejudiced by the Indemnified Party’s failure to give such notice in a timely manner;

(ii) the Indemnifying Party will be entitled, to the extent permitted by applicable law, to participate in the defense of such Third Party Claim and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. Following notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, as long as the Indemnifying Party conducts such defense, be liable to the Indemnified Party under this Article 7 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, unless (X) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (Y) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party;

(iii) if the Indemnifying Party assumes the defense of a Third Party Claim, (A) it will be conclusively established for purposes of this Agreement that the claims made in the Third Party Claim are within the scope of and subject to indemnification under this Article 7 and (B) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of laws, statutes, regulations or any violation of the rights of any Person, and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party;

(iv) in the event that the Indemnifying Party timely defends, contests or otherwise protects the Indemnified Party against a Third Party Claim, the Indemnified Party shall nevertheless have the right to, but shall not be obligated to, participate at its own expense in the defense of the Third Party Claim with counsel of its own choosing; and

(v) in the event the Indemnifying Party fails to defend, contest or otherwise protect against any Third Party Claim in a timely matter, the Indemnified Party may, but shall not be obligated to, defend, contest or otherwise protect against the same, and make any compromise or settlement thereof and shall be entitled to recover the entire cost thereof from the Indemnifying Party, including reasonable attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the Indemnifying Party subsequently undertakes the defense of such matter, the Indemnified Party shall not be entitled to recover from the Indemnifying Party its costs thereafter incurred in the defense thereof other than the reasonable cost of investigation undertaken by the Indemnified Party and reasonable cost of providing assistance.

7.5 Limitation on Liability. Notwithstanding any other provisions contained in this Agreement or any other related transaction documentation to the contrary, in no event shall Sellers’ liability for Losses or the compensation for Losses and any other related liabilities to the Buyer, its parent, affiliates, subsidiaries, shareholders, directors, officers or other related parties (collectively, “Buyer Parties”) for any and all claims which the Buyer Parties have or may have against the Sellers under this Agreement including, without limitation, any liability pursuant to the indemnification obligations set forth in Section 7.3 of this Agreement (collectively, “Claims”) exceed in the aggregate the Escrow Amount (the “Cap Amount”); provided that the Cap Amount shall not apply to any Loss arising from (a) any fraud by any one of the Sellers or ZoneCare (and in the event of such fraud, such recourse shall be sought or granted solely against the individual Seller committing such fraud); or (b) any breach of any Sellers’ Fundamental Representation (collectively, the “Cap Exceptions”). In addition to the foregoing, Buyer shall only be entitled to pursue its Claims relating to or arising out of this Agreement or in connection with the transactions contemplated hereby including, without limitation, any claims relating to environmental, health or safety matters or in any exhibit, schedule or certificate delivered hereunder, against the actual Escrow Amount held in Escrow pursuant to the terms of the Escrow Agreement provided, however, that any Claim relating to the Cap Exceptions shall not be limited to the Escrow Amount. In addition to the foregoing, only the permitted claims against the Cap Amount held in Escrow as set forth herein may be pursued by the Buyer jointly and severally against the Sellers only with respect to the actual funds related to the Escrow Amount. The aforementioned limitations shall apply mutatis mutandis, to any such Losses which the Sellers seek to recover from Buyer for any breach of any of Buyer’s representations and warranties (other than a breach of any of the Buyer’s Fundamental Representations and any fraud of Buyer Parties).

Except as otherwise delineated in this Section 7.5, Buyer may not avoid the limitations on liability set forth in this Article 7 by seeking damages against any Seller for breach of contract, tort or pursuant to any other theory of liability and the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, and agrees to indemnify each Seller from and against any and all rights, claims and causes of action it may have against each Seller relating (directly or indirectly) to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law or ordinance or otherwise, including without limitation, any rights, claims or causes of action with respect to any environmental, health or safety matters (including, without limitation, all matters arising under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental Requirements); provided that the foregoing restriction will not apply to any claim that is based on fraud or breach of each Seller’s Fundamental Representations by any person (and in the event of such fraud or breach of a Seller’s Fundamental Representations, such recourse shall be sought or granted solely against the person or persons committing such fraud or breach of Fundamental Representations). Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification hereunder with respect to any Claims or alleged Claims to the extent such Claims or alleged Claims are included in the calculation of the Net Working Capital.

7.6 Deductible. Sellers shall not have any liability (for indemnification or otherwise, including defense costs) with respect to Losses sustained or incurred by any of the Buyer Indemnified Parties that arise out of any breaches of Sellers’ representations or warranties set forth in this Agreement or any certificate delivered pursuant hereto unless and until the aggregate amount of the Losses sustained or incurred by the Buyer Indemnified Parties by reason of all such breaches are in excess of a $156,250 aggregate deductible (the “Deductible Amount”), after which point Sellers will be obligated only to indemnify, defend and hold harmless the Buyer Indemnified Parties pursuant to the terms of this Agreement against and in respect of the amount by which such Losses exceed the Deductible Amount, subject to the applicable limitation of liability set forth in Section 7.5 of this Agreement; provided that there shall be no Deductible Amount for any Loss arising from (a) any material breach of Sellers’ or ZoneCare’s covenants hereunder or in any other Acquisition Document, (b) any fraudulent or intentional misrepresentations of Sellers or ZoneCare, or (c) any breach of any Sellers’ Fundamental Representation or Section 2.11(e) (Intellectual Property). The aforementioned limitations shall apply, mutatis mutandis, to any such Losses which the Sellers seek to recover from Buyer for any breach of any of Buyer’s representations and warranties (other than the Buyer’s Fundamental Representations) and the Buyer’s Fundamental Representations, as applicable.

ARTICLE 8

CERTAIN DEFINITIONS

8.1 (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Documents” shall mean this Agreement and the other documents and instruments to be delivered pursuant to this Agreement.

“Affiliate” of any party shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such party; (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such party; or (iii) any other Person for which a Person described in clause (ii) above acts in any such capacity. For purposes of the foregoing, “control” shall have the meaning provided by Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereto.

“Agreement” shall mean this Membership Interest Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

“Buyer’s Fundamental Representations” means the representations and warranties set forth in Section 2.4 (Governing Documents) and 3.1 (Organization, Authority and Capacity) and Section 3.2 (Authorization and Validity).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Environmental Laws” means all applicable Laws relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, relating to (i) Releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or (iii) management of asbestos in buildings.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is or was (during the applicable period) treated as a single employer with ZoneCare for purposes of Code Section 414.

“Escrow Agent” means Sun Trust Bank.

“Escrow Agreement” means that certain Escrow Agreement among Buyer, Sellers and Escrow Agent.

“Exhibits” shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached thereto.

“Hazardous Materials” means (i) any petroleum or any by-products or fractions thereof, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, any form of natural gas, explosives, polychlorinated biphenyls (“PCBs”), radioactive materials, ionizing radiation, electromagnetic field radiation or microwave transmissions; (ii) any chemicals, materials or substances, whether waste materials, raw materials or finished products, which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants” or words of similar import under any Environmental Laws; and (iii) any other chemical, material or substance, whether waste materials, raw materials or finished products, regulated or which may be the subject of liability under any Environmental Laws.

“Indebtedness” means indebtedness of any kind or nature whatsoever of ZoneCare, including, without limitation, capital leases.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, Tax, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Material Adverse Effect” (or Change) shall mean any change in or effect on the business of ZoneCare that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, liabilities, prospects, financial condition or results of operations of ZoneCare, as the case may be, taken as a whole.

“Net Working Capital” means (i) all current assets (including cash on hand and current and deferred tax assets (other than payroll tax assets)) of Zonecare as of the close of business on the Closing Date as reported by Zonecare using accounting policies and procedures consistent with the Financial Statements minus (ii) all current liabilities of Zonecare as of the close of business on the Closing Date as reported by Zonecare using accounting policies and procedures consistent with the Financial Statements.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Regulatory Authorities” shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the Parties and their respective affiliates.

“Release” means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including without limitation ambient air, atmosphere, soil, surface water, groundwater or property).

“Sellers’ Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization, Authority and Capacity; Subsidiaries), Section 2.2 (Authorization and Validity), Section 2.5 (Capitalization; Ownership of Membership Interests), Section 2.24 (No Commissions) and Section 2.26 (No Distributions).

“Taxes” shall mean, except for Schedule 8.1, any federal or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

“Tax Return” shall mean any and all returns, reports, filings, declarations and statements relating to Taxes that are required to be filed, recorded, or deposited with any Regulatory Authority, including any attachment thereto or amendment thereof.

8.2 In addition to the terms defined in Section 8.1 above, other capitalized terms used in this Agreement and not defined in Section 8.1 shall have the meanings ascribed thereto in the sections of this Agreement in which such terms are defined.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Notices.

(a) Any notice sent in accordance with the provisions of this Section 9.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or (ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to Seller or any Member:	Behn Wilson
P.O. Box 8049
Delray Beach, Florida 33483

Copy to Counsel:	Kluger, Peretz, Kaplan & Berlin, P.L.
2385 N.W. Executive Center Drive
Suite 300
Boca Raton, Florida 33431
Attention: Jonathan D. Louis
Telecopy Number: 561-998-0047

If to the Zonecare or Buyer:	Monitor Clipper Partners
Two Canal Park
4th Floor
Cambridge, Massachusetts, 02141
Attention: Paul Maxwell
Telecopy Number:

Copy to Counsel:	MSC – Medical Services Company
841 Prudential Drive, Ste. 900
Jacksonville, FL 32207

Attention: Tim Crass, General Counsel
Telecopy Number: 904-224-2307

(b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

9.2 Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including but not being limited to, the fees of attorneys and accountants retained by that party incident to the negotiation, preparation and execution of this Agreement. It is specifically agreed that the fees payable to Kluger, Peretz, Kaplan & Berlin, P.L. shall be paid by Sellers and not ZoneCare. Buyer acknowledges that Kluger, Peretz, Kaplan & Berlin, P.L. will continue to act as counsel to Sellers after the Closing Date and that the firm shall not be deemed to be or have been counsel to ZoneCare for the purpose of determining any potential conflict of interest.

9.3 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

9.4 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.5 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties, provided that Buyer may assign its rights and obligations under this Agreement without the consent of Sellers to any direct or indirect subsidiary or affiliate of Buyer or to any party that acquires substantially all of the assets or stock of Buyer or any successor entity resulting from a merger or consolidation of or with Buyer or the sole shareholder of Buyer. No such assignment shall relieve Buyer of its obligations hereunder.

9.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

9.7 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

9.8 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules, certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

9.9 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

9.10 Counterparts; Deliveries by Facsimile or Electronic Mail. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement and any other Acquisition Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or digital imaging or electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of Buyer, on the one hand, or the Member Representative, on the other, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or digital imaging and electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of a facsimile machine or digital imaging and electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

9.11 Brokers. Sellers shall indemnify, hold harmless and defend Buyer and its affiliates, and Buyer shall indemnify, hold harmless and defend Sellers from and against the payment of any and all broker’s and finder’s expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or which may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation, execution and consummation of the transactions contemplated hereby.

9.12 No Intention to Benefit Third Parties. Nothing in this Agreement is intended to and shall not benefit any Person other than the parties hereto create any third party beneficiary right in any such other Person.

ARTICLE 10

SELLERS’ REPRESENTATIVE

10.1 Sellers Representative. By the execution and delivery of this Agreement, each member (“Member”) hereby irrevocably constitutes and appoints Behn Wilson, as the true and lawful agent and attorney-in-fact (the “Member Representative”) of such Member with full powers of substitution to act in the name, place and stead of such Member with respect to the performance on behalf of such Member under terms and provisions of this Agreement,, the Escrow Agreement and the related documents (the “Member Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Member Representative shall deem necessary or appropriate in connection with any of the transactions contemplated under this Member Documents, including, without limitation, the power to:

(a) act for the Members with respect to all matters referred to in the Member Documents, including all adjustments to the Purchase Price and all indemnification matters set forth herein and the right to compromise or settle any such claims on behalf of the Members;

(b) amend or waive any provision of the Member Documents (including any condition to Closing) in any manner which does not differentiate among the Members;

(c) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Member Representative, in his sole discretion, deems necessary or advisable in the performance of his duties as the Member Representative and rely on their advice and counsel;

(d) incur any expenses, liquidate and withhold assets received on behalf of the Members prior to their distribution to the Members to the extent of any amount which the Member Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(e) receive all notices, communications and deliveries hereunder on behalf of the Members under the Member Documents; and

(f) do or refrain from doing any further act or deed on behalf of the Members which the Member Representative deems necessary or appropriate, in his or her sole discretion, relating to the subject matter of the Member Documents as fully and completely as any of the Members could do if personally present and acting and as though any reference to the Members in the Member Documents were a reference to the Member Representative.

The appointment of the Member Representative shall be deemed coupled with an interest and shall be irrevocable, and any other person may conclusively and absolutely rely, without inquiry, upon any actions of the Member Representative as the acts of the Members in all matters referred to in the Member Documents. Each Member hereby ratifies and confirms all that the Member Representative shall do or cause to be done by virtue of such Member Representative’s appointment as Member Representative of such Member. The Member Representative shall act for the Members on all of the matters set forth in the Members Documents in the manner the Member Representative believes to be in the best interest of the Members, but the Member Representative shall not be responsible to any Member for any loss or damage any Members may suffer by reason of the performance by the Member Representative of such Member Representative’s duties under the Member Documents. Member Representative’s obligations hereunder are subject to each of the Written Consent of the Meeting of the Members of Zonecare, dated as of the Effective Date and which indemnification terms are incorporated herein by reference. Each of the Members hereby expressly acknowledges and agrees that the Member Representative is authorized to act on behalf of such Members notwithstanding any dispute or disagreement among the Members, and that any person shall be entitled to rely on any and all action taken by the Member Representative under the Member Documents without liability to, or obligation to inquire of, any of the Members. If the Member Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Member Representative shall be the person which the Members appoint; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Member shall have the right to petition a court of competent jurisdiction for appointment of a successor Member Representative. The Members do hereby agree to jointly and severally indemnify and hold the Member Representative harmless from and against any and all liability, loss, cost, action, cause of action, damage, suits, debts, dues, sums of money, account reckonings, bills, covenants, contracts and agreements whatsoever in law or equity, or expense (including, without limitation, attorneys’ fees and costs) incurred or suffered as a result of the performance of such Member Representative’s duties under the Member Documents.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

MSC-MEDICAL SERVICES COMPANY, a Florida corporation

By:	/s/ Joseph P. Delaney
Joseph P. Delaney
President

ZONECARE

ZoneCare USA of Delray LLC

By:	/s/ Behn Wilson
Behn Wilson
Managing Member

SELLERS

/s/ Behn Wilson
Behn Wilson

/s/ Jason E. Atkins
Jason E. Atkins

/s/ James K. Buscarini
James K. Buscarini

/s/ Vonesa Wenzel
Vonesa Wenzel

/s/ Patricia Maloney
Patricia Maloney

Vector Family Investments, LLC

By:	/s/ Behn Wilson
Behn Wilson
Managing Member

IN WITNESS WHEREOF, each of the following parties has signed this Agreement only with regard to Section 5.9 and not with regard to any other section of this Agreement.

/s/ Michelle McCullough
Michelle McCullough

/s/ Joseph McCullough
Joseph McCullough

/s/ Rita Ayers
Rita Ayers

LIST OF SCHEDULES

1.3 – Statement of Adjustments

2.1 – Zonecare Jurisdictions and Subsidiaries

2.5 – List of Members

2.6 (a) - Financial Statements

2.7 – Expenditures and Modification of Change of Control Bonuses

2.9 – State Tax Payment Obligations

2.10 – State Taxes

2.11 - Real and Personal Property

2.12 - Lease Agreements and Other Agreements

2.13 - List of Employee Matters

2.15 - Insurance Policies

2.17 – State Taxes Indemnification

2.18 - Licenses, Accreditations, Permits and Authorizations

2.20 - Business Relationships

2.22 - Accounts Receivable

2.23 - Related Party Transactions

2.25 – Indebtedness

2.26 – Distributions

2.27 - Customer Credit Balance Accounts

3.5 - Accredited Investors

5.2 - Services Agreement

5.5 - Legal Opinion

5.6 - Employment Agreements and Noncompetition Agreements

5.12 - Lease Agreements

7.3(a)(ii) – Exception for State Taxes

8.1 – Definition of Taxes